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                                                                   EXHIBIT 10.22


                              SPRAYWALL(R) SYSTEM
                               LICENSE AGREEMENT

                 This SPRAYWALL(R) SYSTEM LICENSE AGREEMENT is made and entered into as of the 1st day of January, 1996, by and between SPRAYROQ, INC., a corporation organized and existing under the laws of the State of Florida (hereinafter referred to as the "Licensor"), and PER AARSLEFF A/S, a corporation organized and existing under the laws of Denmark (hereinafter referred to as the "Operator").

                                  WITNESSETH:

                 WHEREAS, the Licensor has developed and commercialized techniques, materials and application apparatus for the spray application of specially formulated resinous materials, including, but not limited to, polyurethanes, polyesters and epoxies; and

                 WHEREAS, one such spray application (the "SprayWall(R) System") is utilized in the construction and rehabilitation of certain appurtenances to sewer utility systems; and

                 WHEREAS, the foregoing development has resulted in valuable know-how and technology which are proprietary to the Licensor; and

                 WHEREAS, the Operator possesses certain knowledge and skills with respect to the market for the SprayWall(R) System in certain geographic regions; and

                 WHEREAS, the Operator is desirous of gaining a right and license to use such technique, materials and apparatus;

                 NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                GRANT OF LICENSE

                 1.1      Grant of License.

                 (a) Licensor hereby grants to Operator for an initial term of ten years, as hereinafter provided, the non-exclusive right and license (the "License") to utilize the SprayWall(R) System and related trademarks, service marks and tradenames (hereinafter collectively and separately and severally referred to as "trademarks"), not including any of Licensor's other technologies and trade secrets, for the Subject Uses and the Additional Uses (as defined below), as may be developed by Licensor, and to advertise such system, all subject to the terms and limitations set forth in this Agreement.
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                 (i) The License shall be limited to and the SprayWall(R)
         System shall be used by Operator solely for constructing or rehabilitating certain appurtenances to public and private sewer utility systems, including manholes, catchbasins, wet wells, corrosion resistant barriers, and tanks, hereinafter referred to as the "Subject Uses" but specifically excluding flumes, tunnels, conduits, and pipes.

                 (ii) The License shall be non-exclusive for the geographic territory described in Exhibit A attached hereto and made a part hereof (the "Territory"), which Operator hereby specifically acknowledges. Except as otherwise expressly provided in Paragraph
         11.4 below, the license herein granted to Operator shall not be directly or indirectly licensed, sublicensed, assigned, alienated or encumbered by Operator to or by any other persons, entities or bodies.

                 (iii) Operator shall have the non-exclusive right to utilize the SprayWall(R) System as licensed hereunder outside of the Territory subject to the payment of a Cross-Over Payment as provided in Paragraph 2.2(b) below, and upon other terms as hereinafter provided.

                 (iv) The License and this Agreement shall continue for a term (sometimes referred to herein as the "Term") of ten (10) years beginning on the date hereof. Thereafter, the License and this Agreement shall be automatically renewed for successive one (1) year periods unless and until either party provides the other party with written notice of termination not less than 60 days prior to the end of the Term or the end of any such one year renewal term.

                 1.2 Other Licenses/Other Commercial Uses. Licensor reserves the right to grant one or more SprayWall(R) System licenses for the Subject Uses to (i) other parties in the Territory, and (ii) other parties who may have licenses in geographic areas other than the Territory. Operators holding licenses in territories other than the Territory shall have the right to utilize the SprayWall(R) System in the Territory subject to the payment of a Cross- Over Payment and other terms as hereinafter provided in Paragraph 2.2(c) below. Licensees holding a non-exclusive license in the Territory shall have the right to utilize the SprayWall(R) System in the Territory without payment of any Cross-Over Payment to Licensor for the benefit of Operator. For uses other than the Subject Uses, Licensor reserves the right to utilize the SprayWall(R) System and to grant licenses to other parties, exclusively or nonexclusively and in any geographic area, for use of the SprayWall(R) System, or variations thereof. Operator shall not in any event incorporate or use the term "Spray Wall", any of the proprietary trademarks, or any other term similar to any thereof, in its corporate name or the corporate name of any affiliate or related party.

                 1.3 Identification of SprayWall(R) System. In all matters involving the supplying of or the bidding to supply the SprayWall(R) System, Operator shall identify such matters as involving the SprayWall(R) System, and Operator shall appropriately mark all types of printed matter as well as required material and equipment with Licensor's supplied logo, insignia, trademark and the like, acknowledging, where appropriate, their use under license from the Licensor. Licensor shall be given reasonable rights of inspection to verify compliance by Operator with these requirements.





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                 1.4      Use of Trademarks. The Operator further acknowledges
that valuable goodwill is attached to all trademarks, service marks, trade names, and copyrights associated with the SprayWall(R) System, and covenants that it will use same in and only in the manner and to the extent specifically licensed by this Agreement. The Licensor, in its sole discretion, has the right itself to operate businesses under said trademarks, service marks, trade names and copyrights, and to grant other licenses in, to and under such trademarks, service marks, trade names and copyrights, on any terms the Licensor deems fit, except for the limitations set forth herein as to the Subject Uses in the Territory. The Operator expressly recognizes that any and all goodwill associated with said trademarks, service marks, trade names, and copyrights, including any goodwill which might be deemed to have arisen through the Operator's activities, inures directly and exclusively to the benefit of the Licensor.

                 1.5 Basis for License Grant. It is specifically understood and agreed that the grant of this license for the Territory during the Term is based upon the size and ability of the Operator to provide and/or exploit the demand for the SprayWall(R) System for the Subject Uses within the Territory, and the nature and scope of the Territory has been determined accordingly. The Licensor reserves the right to vary or otherwise modify the nature and scope of subsequent licenses granted to subsequent licensees to accommodate specific applications, territories, population considerations and other factors. The Operator acknowledges and agrees that the Licensor shall not be obligated to prevent other of its licensees from exploiting the SprayWall(R) System in the Territory for the Subject Uses.

                 1.6 Additional Uses. In the event the Licensor, from time to time, in its sole but reasonable discretion, determines that the SprayWall(R) System may be commercialized in the Territory for uses other than the Subject Uses (the "Additional Uses"), the Licensor shall advise the Operator of such Additional Uses by written notice delivered to the Operator. Within 30 days of the date of such notice, the Operator shall notify the Licensor in writing whether it desires to extend the Subject Uses to include all, and not less than all, such Additional Uses with respect to which such notice is being given, subsequent to which the parties shall negotiate, in good faith, to agree upon equipment and material purchase requirements for such Additional Uses, which shall in all other respects be subject to the terms and conditions of this Agreement. If Operator does not timely respond to Licensor's notice, or if Operator elects not to extend this Agreement to include the Additional Uses, or if within six months of the Operator's notice as aforesaid the parties are unable to agree upon such requirements, the Licensor shall be entitled to solicit a license to a third party (which may be an affiliate of the Licensor) to commercialize the SprayWall(R) System in the Territory for the Additional Uses with respect to which such notice is being given. Notwithstanding any other provisions set forth in this paragraph 1.6, the Licensor shall not be obligated to commercialize the SprayWall(R) System in any application other than the Subject Uses.





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                 1.7      Grant-Back of New Technology.  In the event Operator
invents or develops any new technology relating to the SprayWall(R) System and/or the Subject Uses therefor during the period this Agreement or any extension or renewal thereof is in force and effect, Operator hereby agrees that Licensor shall make an unqualified assignment of all rights, title and interest to Licensor in and to said technology without payment of any monetary or other compensation of any kind, this commitment by Operator being in consideration of this Agreement as a whole. Thereupon, Licensor hereby grants Operator a license back of said technology on the same terms and conditions and subject to all limitations and conditions set forth in this Agreement with respect to all SprayWall(R) System technology licensed hereunder. Operator shall co-operate fully and immediately to share with Licensor all relevant and/or useful information pertaining to said technology as the same is being developed as well as after completion of development, including but not limited to drawings, manuals, explanatory materials, analyses, hardware and equipment, systems, operational aids and all other information in whatever medium, if any, recorded (e.g., written, electronic, photographic, audio and others). To the extent said technology is not recorded in any medium but is simply known to Operator or to one or more of Operator's employees, Operator shall cause said technology to be written and provided to Licensor in writing.

                                   ARTICLE II

                        INITIAL FEE; CROSS-OVER PAYMENT

                 2.1 Initial Fee. At the time of execution and delivery of this Agreement, the Operator shall pay to the Licensor a nonrefundable fee in the amount of $70,000.00 (U.S. Currency) in cash or other immediately available funds, which fee shall include the cost of the license and the initial package as described in Article III and paragraph 5.1.

                 2.2      Cross-Over Payment.

                 (a) The Operator shall, during the Term, exploit the SprayWall(R) System in the Territory in the Subject Uses for the mutual benefit of the Operator, the Licensor, and the customers and potential customers of the Operator, in order to fulfill the Operator's obligations hereunder, and the Operator shall ensure that the customers of the Operator are provided such information, warranties, and services by the Operator as shall assure that such obligations are met. In so exploiting the SprayWall(R) System in the Subject Uses, the Operator shall be required to make significant financial investments, necessary for market development, in capital and equipment, in marketing and promotion, and in providing information and services.

                 (b) The Operator shall make a quarterly Cross-Over Payment of ten percent (10%) of the Gross Contract Value of all installations so utilizing the SprayWall(R) System for such Subject Uses in such areas, at the time of and in addition to the Royalty payable to the Licensor. The purpose of said Cross-Over Payment is to compensate the Licensor's licensees in other territories for the making of investments relating to the SprayWall(R) System in their respective territories, to induce them to do so, and to compensate for additional possible burdens and responsibilities thrust upon said licensees when and if the Operator seeks to exploit the SprayWall(R) System outside of the Territory in any of the Subject Uses and in an area where a non-exclusive license for the Subject Uses has been granted to others by the Licensor. All





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Cross-Over Payments shall be paid by the Operator to the Licensor. Should the
Operator fail to make a Cross-Over Payment to the Licensor within the time applicable for payment of Royalties, such failure shall be a material breach of this Agreement. In addition, materials used in such projects which would otherwise be counted toward the materials purchase objectives under paragraph
4.1 hereof shall not in that event be counted towards Operator's material purchase objectives under paragraph 4.1.

                 (c) All licenses governing the commercialization of the SprayWall(R) System for the Subject Uses shall provide for a similar cross-over payment in the minimum amount of ten percent (10%) of the Gross Contract Value of installations utilizing the SprayWall(R) System for any of the Subject Uses within the Territory, by the licensee thereunder to the Licensor, as agent for such licensee, who shall in turn promptly after receipt thereof, pay such Cross-Over Payment to the Operator and other operators licensed in the Territory for the Subject Uses in such proportions as Licensor determines in its sole discretion to be appropriate, without deduction or holdback;
provided, however, that no such Cross-Over Payment shall be due for use of the SprayWall(R) System for any of the Subject Uses within the Territory by other parties having a non-exclusive license for the Subject Uses in the Territory. Nothing contained in this Agreement shall obligate the Licensor to take any collection action with respect to any Cross-Over Payment. Licensor shall give Operator credit under paragraph 4.1 hereof for the amount of materials used by such other licensee in such licensee's project within the Territory.

                 (d) In addition to all other obligations of the Operator hereinafter set forth, in order to assure product quality, to guard against product liability and comply with health and safety requirements, it shall be the responsibility of the Operator to assure that satisfactory arrangements are made to provide full and complete after-sales service and reasonable warranty protection for the job involved, including specifically, but not limited to, the ability to rapidly deploy a repair crew to the site of any such job.

                 (e) Licensor reserves the right from time to time to modify the percentage by which the Cross-Over Payment is determined to a percentage which in Licensor's sole judgment will adequately compensate the licensees entitled to receive such payment.

                 2.3 Reports and Payments. The Operator shall submit and deliver to the Licensor separate written reports at the times hereinafter set forth and in such form as may be reasonably required and as may be amended, from time to time, by the Licensor.

                 Within 30 days after the end of each calendar quarter of the Term or of any extension or renewal thereof, the Operator shall deliver to the Licensor a report of work performed by the Operator utilizing the SprayWall(R) System for the Subject Uses during such calendar quarter, whether or not invoiced or paid, the total amount invoiced, the Gross Contract Value (as hereinafter defined) and the terms for the work performed, a computation of the Royalty (as hereinafter defined), if any, due the Licensor and any Cross-Over Payment due to the Licensor, and such other information as the Licensor may reasonably require to enable the Licensor to understand the computation of the Royalty, and any Cross-Over Payments and assess the Operator's achievement of the Performance Objectives. Such report shall be accompanied by payment in full of all Royalties and all Cross-Over Payments.





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                 In order to verify the accuracy of the reports and other
information provided by Operator to Licensor, Licensor shall have the right at reasonable times, on reasonable notice, during normal business hours, to inspect and/or audit and, as necessary, copy any and all books and records of Operator relating to royalties, Cross-Over Payments, Performance Objectives and other matters concerning this Agreement and Operator's performance of its obligations under this Agreement.

                 2.4 Materials and Equipment. All payments for materials and equipment to be made by Operator to Licensor under this Agreement shall be paid in cash, wire transfer or other immediately available funds unless otherwise agreed by Licensor in advance.

                 2.5 Default in Payment. Should the Operator fail to pay the License Fee, any Royalty or any Cross-Over Payment as aforesaid, or fail to pay for Materials and/or Apparatus, arising from or in connection with this Agreement, when due, or fail to deliver any report due under Section 2.3 hereof, this Agreement shall, at the option of Licensor (subject, without limitation, to any applicable notice and cure periods therein), terminate.

                                  ARTICLE III

                              THE INITIAL PACKAGE

                 Licensor shall provide to Operator the following services:

                 3.1 Training. Licensor shall provide, and Operator shall attend and shall fully participate in, a training course for the SprayWall(R) System which shall be at a time selected by Licensor. Operator shall furnish not less than three (3) nor more than six (6) members of its staff who in Licensor's judgment, reasonably exercised, possess qualifications for such training. Such training shall be given at Licensor's facilities at Jacksonville, Florida for such time as may, in Licensor's judgment be required, but not more than three weeks in the aggregate. All costs of conducting such training shall be borne by Licensor with the exception of salaries, salary related costs, transportation and room and board for the trainees, which cost shall be borne by Operator. An on-sight observation of a commercial manhole rehabilitation job will be made available to the trainees, if such job is conveniently available and is such as will permit such observation. The training course shall include the assembly, maintenance and use of the SprayWall(R) application equipment to be acquired by Operator pursuant to
Article V. Also included shall be training for the preparation, handling and use of materials, and for the use of related mobile equipment for transportation and on-job-site support. Licensor shall provide training to additional members of Operator's staff and/or additional training sessions at Licensor's then prevailing fee at a time and place to be determined by Licensor. The training course shall not include any training with respect to business organization, operation or management, or marketing or promotional activities.

                 3.2 Equipment and Material. The equipment used during the initial training, together with one set of spare parts, shall be and become the property of Operator at the termination of such initial training session. Licensor shall supply all of the materials used in the initial training session at no additional cost to Operator.





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                 3.3      Manuals. Three Operator's Manuals for the use of the
SprayWall(R) System for the Subject Uses shall be provided at no additional cost to Operator.

                 3.4 Optional Field Equipment. Sample plans for the assembly of mobile handling and transportation vehicles shall be provided. At the request of Operator, Licensor shall furnish, at a reasonable price to be determined by the Licensor, all, or specified parts of, the required handling and transportation equipment. Such shall be delivered F.O.B. Licensor's site according to a delivery schedule to be mutually agreed upon by Licensor and Operator.

                 3.5 On Site and Field Support. Upon Operator's request, and subject to the availability of Licensor's technical staff, Licensor shall provide an initial visit and one visit annually by a member of Licensor's technical staff provided the Operator shall be responsible for all expenses involved with such a visit. Such visit shall, at Operator's option, be at Operator's place of business or a job site, and each visit will be for a period of not more than five consecutive business days, if required and shall be for the sole purpose of rendering technical assistance related to the SprayWall(R) System. In addition, Licensor shall furnish to Operator, at no additional charge and during all normal business hours for the term of the Agreement, reasonable telephonic, technical information support by a qualified member of Licensor's technical staff. Licensor may at its discretion designate one or more persons to or through whom all inquiries or requests for technical assistance shall be made or channeled.

                                   ARTICLE IV

                       OPERATOR'S PURCHASES OF MATERIALS

                 4.1 Quantity. Use of materials which are known to perform satisfactorily for the Subject Uses is essential to the SprayWall(R) System. Licensor has developed proprietary formulations of materials which are uniquely suited to the SprayWall(R) System for the Subject Uses and which, to Licensor's knowledge, are not available through other sources. In order to assure the quality of the SprayWall(R) application and in order to maintain the goodwill associated therewith, Operator shall, for a period of five years commencing on the date hereof, purchase all materials necessary for the use of the SprayWall(R).





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System for the Subject Uses exclusively from Licensor. Exhibit B, attached hereto and made a part hereof, sets forth the purchase terms and quantities of the materials required to be purchased by Operator, during the aforesaid five year period. Operator acknowledges that a performance objective as determined by a volume of required purchases of the SprayWall(R) proprietary materials is reasonable in relation to the effort and expense invested in the development of the SprayWall(R) System and for the development of the Territory. Operator's failure to meet such requirements in any of the respective years of the five year period shall be a material breach and legal cause for Licensor's termination of the License granted hereby, without any refunds by Licensor of fees of any kind.

                 4.2 Quality. Licensor shall furnish SprayWall(R) materials of the type and quality required for the proper performance of the SprayWall(R) System, which quality shall be subject to and limited by Licensor's warranty obligations as hereinafter set forth. Any materials acquired by Operator following the five year exclusive purchasing period shall be of like quality as determined by Licensor in Licensor's sole judgment, reasonably exercised.

                 4.3 Second Phase Purchases. Not less than 180 days prior to the end of the fifth year of the Term, Operator shall notify Licensor of Operator's election with respect to Operator's purchases of materials during years 6 through 10 of the Term. Operator shall elect (i) to continue purchasing materials from Licensor, in which event the terms of Exhibit B shall continue to apply to such purchases; (ii) to obtain from a supplier of Operator's choosing materials which, although not the SprayWall(R) materials, will function properly with the SprayWall(R) System, in which event the provisions of paragraphs 4.4 and 4.5 shall be applicable; or (iii) to terminate this license, in which event the non-compete provisions of paragraph 7.3(c) shall be applicable.

                 4.4 Outside Suppliers and Royalties. In the event Operator elects pursuant to paragraph 4.3 to obtain materials from an outside supplier for use in the SprayWall(R) System during the second five years of the Term, Operator shall, prior to the use of any materials supplied by a supplier other than Licensor, obtain the written approval of Licensor to the use of such material in the SprayWall(R) System, which approval shall not be unreasonably withheld. In connection therewith, Operator shall supply Licensor with such information regarding such material and sufficient quantities thereof as may be necessary for Licensor's evaluation. Licensor's approval of any such material shall not constitute nor be deemed to be a warranty or guaranty by Licensor of any such material and Licensor shall have no liability for the use of any material supplied by any other party regardless of whether Licensor has approved the use thereof.

                 4.5 Royalty. In the event Operator elects pursuant to paragraph 4.3 to obtain materials from an outside supplier for use in the SprayWall(R) System during the second five years of the Term, Operator shall pay to Licensor a royalty (the "Royalty") computed as set forth herein.

                 (a) The Operator shall pay to the Licensor, within 30 days after the end of each calendar quarter during the second five years of the Term of this Agreement, a Royalty equal to eight percent (8%) of that portion of the Gross Contract Value (as hereinafter defined) of all contracts for the use or sale of the SprayWall(R) System, and all preparatory and finishing





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work therefor, carried out by the Operator, or any agent, employee, subcontractor or independent contractor retained for such purpose, in the Territory and in any other geographic area during the period to which such Royalty is applicable, such Gross Contract Value (adjusted for all proper change orders and contractually required adjustments) being calculated after adding back trade discounts and other preferences.

                 (b) The "Gross Contract Value" of any contract shall mean the total cost of all labor, raw materials, services and other costs necessary to complete the installation of the SprayWall System. If some or all of the foregoing are acquired from sources other than Licensor by or for the benefit of the Operator, the cost thereof shall be included in the Gross Contract Value for the purpose of computing the Royalty. Additionally, for the purpose of computing the Royalty, the Gross Contract Value shall also include the value of any actual, preparatory and/or finishing work performed by Operator or any subcontractor or independent contractor, whether retained or hired by the Operator, its agents or employees, the ultimate customer, or any other party, when such actual, preparatory and/or finishing work is performed as a part of and/or as an adjunct to the installation and use of the SprayWall(R) System.

                 (c) Notwithstanding anything contained herein to the contrary, Operator's Royalty payment obligation shall not be less than $150,000.00 for each year during the second five (5) year period of the Term, or in any renewal year thereafter. Each quarterly payment shall be not less than the greater of $37,500 or the royalty specified in Paragraph 4.5(a) and 4.5(b) above; provided, at the end of each year there shall be an adjustment so that Operator shall be refunded any aggregate payments for the then immediately past year which exceed the greater of $150,000 or the actual royalty due under said Paragraphs 4.5(a) and 4.5(b).

                                   ARTICLE V

                        OPERATOR'S PURCHASE OF EQUIPMENT

                 5.1 Initial Equipment Packages. As part of the Initial Package, Licensor shall supply Operator with one set of SprayWall(R) System equipment, certain spare parts and one personal air supply system. In the event that Operator requires one or more additional sets of such equipment, or components thereof, the first such set of equipment or components shall be purchased from Licensor at the then prevailing market price. Additional sets of equipment may, subject to the provisions of paragraph 5.2, be acquired from other suppliers.

                 5.2 Additional Equipment. The proper application of the SprayWall(R) System requires the use of equipment which is designed and manufactured for use with the SprayWall(R) materials. The equipment supplied by Licensor has been specifically configured for the proper application of the SprayWall(R) materials. Prior to the purchase, leasing, or other acquisition of any equipment for use with the SprayWall(R) System which has not previously been approved by Licensor for use in the SprayWall(R) System, Operator shall obtain the written approval of Licensor for the use of such equipment in the SprayWall(R) System. Licensor's approval of any equipment shall not be withheld unreasonably.





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                                   ARTICLE VI

                             IMPROVEMENTS; SECRECY

                 6.1 Commercialization of Improvements. The Operator recognizes and agrees that, from time to time hereafter, the Licensor may, in its discretion, change or modify the SprayWall(R) System and/or adopt and use new or modified trade names, trademarks, service marks, or copyrighted materials with respect thereto, and that the Operator, at the election of the Licensor, will accept, use and display for the purpose of this Agreement any such changes and such new or modified trade names, trademarks, service marks or copyrighted materials as if they were part of this Agreement at the time of execution hereof. The Operator shall furnish such cooperation as such changes or modifications may reasonably require, and do so within a reasonable time.

                 6.2 Secrecy. Operator shall, and shall instruct all of its officers, directors, employees, agents or representatives to, hold in absolute secrecy and treat confidentially all materials and information related to the SprayWall(R) System (the "Confidential Material"), and not disclose, reproduce, publish, distribute or by any other means disseminate, in whole or in part, any such Confidential Material, except as shall be specifically necessary in order to exercise its rights under this Agreement. Neither the Operator nor any of its officers, directors, employees, agents or representatives may in any manner use any such Confidential Material except as shall be specifically necessary for the Operator to exercise its rights authorized under this Agreement, whether for itself, for others, or otherwise.

                 6.3      Remedies.

                 (a) Without in any manner limiting the obligation of Operator to cause its officers, directors, agents, employees and representatives to comply with the provisions of Sections 6.2 and 6.3 hereof, as applicable, Operator shall cause each of its officers, directors and key employees to execute an agreement in the form attached hereto as Exhibit C; provided, however, that the Operator shall not thereby be relieved of any of its other obligations under this Agreement.

                 (b) In view of the irreparable harm and damage which would be incurred by Licensor in the event of any violation by Operator or any of its officers, directors, employees, agents or representatives of any of the provisions of Sections 6.2 or 6.3 hereof, as applicable, Operator hereby consents and agrees that, if it or any of its officers, directors, employees, agents or representatives violate any such provision, Licensor shall be entitled to an injunction or similar equitable relief to be issued by any court of competent jurisdiction restraining Operator and its officers, directors, employees, agents and representatives from committing or continuing any such violation, which remedy shall be in addition to any and all other rights Licensor might have due to or arising out of such violation.

                 (c) The provisions of Sections 6.2 and 6.3, in accordance with their respective terms, survive the termination or expiration of this Agreement, regardless of the reason for said termination or any expiration. Without limiting the generality of any other provision hereof, Operator shall enforce the provisions hereof insofar as they relate to Operator's officers,





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directors, employees, agents, and representatives; provided, however, that
Operator shall not be liable for the acts of its employees, agents, and representatives which are not within the scope of their employment except to the extent such acts result from or are permitted by the failure of Operator to enforce the terms hereof or result from Operator's negligence.

                                  ARTICLE VII

                            TERMINATION; NONCOMPETE

                 7.1 Termination by Operator. The Operator may terminate this Agreement at any time more than five (5) years after the date hereof by service of written notice to such effect on the Licensor 180 days in advance of the effective date thereof and by complying with the applicable terms and conditions of this Article VII. During such period after notice but prior to actual termination, the Operator shall not bid or accept any additional jobs which will require the utilization of the SprayWall System without the written consent of the Licensor. Licensor may refuse to grant such consent for any additional job to the Operator if such job shall, in the sole discretion of Licensor, be detrimental to a new licensee in the Territory. The holder of any such license shall not be required to make a Cross-Over Payment and shall be entitled to receive its share of all Cross-Over Payments for the Territory from and after the date of granting such license, as determined by Licensor in its sole discretion.

                 7.2      Termination by Licensor.

                 (a)      In the event the Operator:

                          (i) becomes insolvent or a petition in bankruptcy is filed by or against Operator, or Operator becomes subject to an operational or administrative disability or serious restrictions under the law of any county or state due to Operator's financial problems, and, if involuntary, is not removed within 90 days thereafter, or a receiver is appointed for the Operator; or

                          (ii)    utilizes the SprayWall System in any
         application outside of the Subject Uses; or

                          (iii) fails to purchase the minimum quantity of material as described in Section 4.1, if any, hereof in any calendar year and does not both 1) purchase an amount of materials during the following year equal to the total of the deficiency plus the minimum quantity for such following year, and (2) purchase an amount of material during the first six months of the following year which, if annualized, would cause Operator to be in compliance with (1) above; or

                          (iv) fails to pay when validly due for materials and/or equipment due to the Licensor or any of its affiliates arising from or in connection with this Agreement and such failure shall continue for a period of 15 days after written notice from the Licensor to the Operator; or

                          (v) fails to perform any other term or condition of this Agreement or the Supply Agreement and fails to correct the same within 30 days after written notice from the Licensor to the Operator, or if not reasonably capable of correction within such period, fails to commence such correction within such period and thereafter to diligently proceed to make such correction; or

                          (vi) fails to submit and deliver to the Licensor any written report required under Section 2.3 hereof when due and such failure shall continue for a period of 30 days after written notice from the Licensor to the Operator;

then, in any such event, the Licensor may declare this Agreement terminated immediately by delivering written notice of termination to the Operator.

                 (b) In the event the Operator fails to pay the License Fee, any Royalty or any Cross-Over Payment in accordance with Article II hereof, or fails to provide any written report required under paragraph (b) of
Section 2.3 hereof in accordance with such provision and, in the case of the first such breach in any calendar year, such failure shall continue for a period of 15 days after written notice from the Licensor to the Operator, then in any such event, this Agreement shall terminate immediately at the option of Licensor on delivering written notice of termination to the Operator.

                 (c) No termination under this Section 7.2 shall limit or affect any other right or remedy of the Licensor, including the right to damages resulting from the Operator's breach.

                 (d) Operator agrees to co-operate reasonably with Licensor to facilitate a smooth and expeditious disengagement whereby Licensor obtains all benefits of the SprayWall(R) System theretofore held by Operator, and whereby Operator's association and use and benefit thereof ceases.

                 7.3      Consequences of Expiration or Termination.

                 (a) Upon expiration or termination of this Agreement, the Operator shall promptly pay the Licensor all amounts then due under this Agreement, terminate all use by it of the word "SprayWall(R)" as a service mark, trade name, trademark, certification mark or corporate name; avoid all subsequent use of all service marks, tradenames, trademarks, certification marks or corporate names likely to be confused with "SprayWall(R)" as well as all stationery, invoices, signs or other visual devices displaying or otherwise associated with "SprayWall(R)"; terminate all use of the SprayWall(R) System and the Licensor's Confidential Material, as well as the use and sale of any and all products under any patent rights or copyrights; and assign to the Licensor, free of charge, all claims to and any and all rights arising from the use of "SprayWall(R)", or any combination involving "SprayWall(R)"; and return to the Licensor all Confidential Material in its possession, including but not limited to Operator's Manuals and any and all copies of any of the foregoing. Following termination, the Operator shall continue to be obligated to provide all after-sale services for which it has theretofore contracted, including the honoring of all warranties. Should the Operator fail to fulfill such obligations, and should the Licensor, in its reasonable discretion after notice to the Operator, whether for reason of preserving product goodwill or otherwise, choose to perform any such obligations (this paragraph in no way to be construed as an assumption by the Licensor of any obligations for which it is not specifically contractually responsible), then the Operator shall promptly reimburse the Licensor the reasonable charges incurred by the Licensor in performing such obligations of the Operator.

                 (b) At the end of the Term, and/or in the event of early termination of this Agreement or the license granted hereby by either party for any reason, including, but not limited to, termination pursuant to paragraph 4.3, Operator shall not, for the longer of (i) the balance of the Term, or (ii) three years from the date of such termination, utilize within the Territory or any other geographic area any process by which polyurethane, polyester, epoxy or other chemicals are spray-applied for the Subject Uses. In the event of violation of this provision, Licensor shall have the right to injunctive relief against Operator and the period of such non-use shall be extended by the length of time equal to the period from the date of the first such violation to the later of the date such violations are enjoined or halted. This paragraph shall not, however, prohibit the use by Operator during such period of any such process which has been developed independently by a party which has not had access to the SprayWall(R) System.

                                  ARTICLE VIII

                   REPRESENTATIONS AND COVENANTS OF OPERATOR

                 8.1 Business Acumen. Operator represents that Operator possesses sufficient business acumen and expertise to operate its business in an efficient and profitable manner. Operator further represents and covenants that it has not entered into the Agreement with an expectation that Operator will receive the benefit of any business expertise of Licensor. Licensor shall not be obligated to provide Operator with any business expertise or assistance in the areas of business operation, organization, marketing or promotion.

                 8.2 Use and Promotion of SprayWall System. Operator covenants (i) that it will utilize the SprayWall(R) System in a professional manner to maintain and enhance the reputation of and the goodwill associated with the SprayWall(R) System; (ii) that it shall use its reasonable efforts to promote and develop the use of the Spraywall* System within the Territory; and
(iii) that the SprayWall(R) System, the SprayWall(R) materials and the SprayWall(R) equipment shall be used by Operator solely and exclusively for the Subject Uses.

                                   ARTICLE IX

                          WARRANTIES; INDEMNIFICATION

                 9.1      Limited Warranty.

                 (a) The Licensor warrants that the SprayWall(R) System can, in many situations, successfully rehabilitate certain appurtenances to sewer utility systems, provided said System is properly utilized in accordance with Licensor's instructions. Reasonable precautions will be taken by the Licensor in compiling all data and offering instructions in the methods of use of the SprayWall(R) materials and apparatus purchased from the Licensor for operation hereunder to assure that they comply with the Licensor's exacting standards and that the use of the SprayWall(R) System for the Subject Uses in accordance with the terms and conditions of this Agreement results in a high standard of quality. To the best of Licensor's knowledge, all information given will be correct in all material respects. However, it is impossible to anticipate every possible variation in the manner of use or the conditions under which the Operator will utilize the SprayWall(R) System and Licensor shall under no circumstances be held responsible for any results that occur as a consequence of a departure from the instructions, materials or equipment provided by the Licensor or from negligence or malfeasance on the part of the Operator.

                 (b) The Licensor makes no representation nor warranty that performance in accordance with this Agreement will not infringe upon any existing or subsequently issued or pending patent (other than that as of the date hereof the Licensor has no knowledge of the existence of any such patent or patent application upon which a claim of infringement may reasonably be based). Licensor makes no representation or warranty that "SprayWall(R)" is available for use as a trademark, in the United States or in Denmark or elsewhere, (other than that, as of the date hereof, Licensor has no actual knowledge of the existence of any such trademark, upon which a claim of infringement may reasonably be based); provided, however, that Licensor will undertake reasonable efforts to register "SprayWall" as a service mark on the Principal or Supplemental Register of the United States Patent and Trademark Office. Further, the Licensor shall not be held responsible for use by the Operator of any SprayWall(R) equipment or material or Confidential Material in such manner as to infringe any patent, trademark or copyright owned by another.

                 (c) Except as expressly set forth herein, Licensor makes no warranty, express or implied, including, without limitation, a warranty of merchantability or of fitness for a particular purpose, with respect to the SprayWall(R) System or the materials or equipment sold or to be sold by Licensor for utilization in conjunction therewith. In no event shall Licensor be liable to Operator for incidental or consequential damages nor for punitive, treble or other enhanced damages, and Licensor's sole liability and obligation shall be to replace the defective material or equipment sold by Licensor.

                 9.2 Indemnification by Operator. The Operator agrees to indemnify, defend and hold the Licensor harmless from any and all claims, including, without limitation, claims for bodily injury (including death), personal injury and damage to property of the Operator, the Licensor and/or others, which arise from the alleged negligence or malfeasance of the Operator or from the existence or use of materials or equipment acquired from sources other than the Licensor or which are produced by the Operator.

                                   ARTICLE X

                            INDEPENDENT CONTRACTORS

                 This Agreement does not constitute either party as an agent, legal representative, joint venturer, partner, employee, or servant of the other party for any purpose whatsoever; and it is understood between the parties hereto that each party is an independent contractor and is in no way authorized to make any contract, agreement, warranty or representation on behalf of the other party, or to create any obligation, express or implied, on behalf of the other party. The Operator shall prominently display in its place of business a notice to the public stating that said business is operated by the Operator as a licensee of the Licensor, and not as an agent thereof, said notice to be in such form and content, if any, as Licensor may from time specify.

                                   ARTICLE XI

                                 MISCELLANEOUS

                 11.1 Attorneys' Fees. Although it is the intent of the parties that there be no litigation between them and that their disputes, if any, shall be resolved as set forth in Paragraph 11.2 below, in the event that court permits litigation to proceed, the prevailing party in any such litigation concerning this Agreement shall be entitled to recover from the non-prevailing party the costs and expenses, including reasonable attorneys' fees and paralegals' fees whether incurred at trial, on appeal or in collection, incurred by the prevailing party in such litigation. In no event shall litigation be permitted in any location other than Jefferson County, Alabama, USA.

                 11.2 Arbitration and Mediation. In the event there should arise any dispute concerning or growing out of this Agreement or any relationship of the parties hereto or transaction between or involving the parties hereto or transaction between or involving the parties hereto, said dispute shall be resolved by binding arbitration by a panel of three arbitrators, said arbitration to be conducted solely in Jefferson County, Alabama, under the auspices and subject to the rules and regulations and procedures of the American Arbitration Association, except as otherwise expressly provided herein. Said arbitration proceedings shall be conducted in the English language. Each party shall appoint one arbitrator and the two arbitrators so appointed shall then select a third arbitrator from a group of potential arbitrators whose names shall be submitted to the two initial arbitrators by the American Arbitration Association. Said panel of three arbitrators shall be required to submit an opinion, together with its award, setting forth its findings of material facts and reasons for its decision and award. The parties have agreed to discuss between themselves the possibility of non-binding mediation preliminary to resorting to binding arbitration, but the parties recognize that time constraints and other possible considerations might not necessarily make it feasible in every case to attempt mediation prior to binding arbitration. It is the intent and agreement of the parties that in no event may they resort to litigation as a means for resolving their disputes.

                 All payments specified or required to be made by Operator to Licensor under the provisions of this Agreement shall be made unconditionally and shall not be subject to any set-off, recoupment or other reductions for any reason. To the extent Operator shall have any claim against Licensor, the same shall be resolved through negotiation and the procedures specified in this Paragraph 11.2, without any such set-off, recoupment or other reduction, and with all royalty and other payments to Licensor continuing while any and all such claims are being resolved through such negotiation and Paragraph 11.2 arbitration and mediation procedures.

                 11.3 Notices. Any notice required or permitted to be given or served upon either party hereto pursuant to this Agreement shall be sufficiently given or served if sent to such party by United States certified mail, return receipt requested, postage prepaid addressed to such party as set forth below and/or to such other address as it shall designate by written notice to the other party, as follows:


         In case of notice to the Licensor:        In case of notice to Operator:
         SPRAYROQ, Inc.                            PER AARSLEFF A/S
         11511 Phillips Highway                    Lovesvej 15
         P.O. Box 24447                            DK-8230 Abyh#j
         Jacksonville, Florida 32241-4447          Denmark
         Attention: General Manager                Attention: Director


                 11.4 Transfer of License; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, with the specific understanding and requirement that the Operator, without the Licensor's prior written consent (which consent shall not be unreasonably withheld) shall not, by operation of law or otherwise, sell, assign, transfer, convey, subcontract, give away, or encumber to any person, firm or corporation, its interest in this Agreement, or its interest in the license granted hereby, nor offer, permit, or suffer the same. Any such assignment permitted by the Licensor to any affiliate of the Operator shall be made on the express condition that the assignor guarantees the performance of its assignee strictly in accordance with the terms and provisions hereof. In the event that the Operator is a corporation or partnership, should beneficial ownership of an amount of the outstanding capital stock or other interest, as the case may be, or other indicia of ownership in the Operator be conveyed so as to effect a change in control of the Operator, whether by sale, conveyance, operation of law or otherwise, without having first obtained the written consent of the Licensor (which consent shall not be unreasonably withheld) to transfer the license the Licensor shall, at its option, have the right immediately to terminate this Agreement, without waiver of any other rights Licensor might have. Any purported assignment, transfer, conveyance or subcontract of this Agreement not having the aforesaid consent shall be null and void and shall constitute a material breach and default hereunder.

                 11.5 Exclusions. It is the intention of the Licensor and the Operator that the provisions of this Agreement shall be enforced to the fullest extent permissible by law, but that the unenforceability of any provisions of this Agreement shall not render unenforceable, or impair, the remainder of this Agreement. In the event that any one or more of the provisions of this Agreement is, or are, held to be invalid, it is agreed between the parties that, if legally practical, said provision or provisions shall be considered never to have been contained herein, and this Agreement shall otherwise continue in force and effect. To the extent that the provisions of this Agreement provide for periods of notice less than those required by applicable law, or provide for termination, cancellation, nonrenewal or the like other than in accordance with applicable law, such provisions shall, to the extent such are not in accordance with applicable law, not be effective, and the Licensor shall comply with applicable law in connection with each of these matters. References in this Agreement to the materiality of any terms hereof are not intended to be exhaustive of all such material terms, and shall not preclude any other provisions from construction as or constituting a material provision hereof.

                 11.6 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements between the parties hereto concerning the subject matter hereof. The article headings of this Agreement are for convenience only and have no other significance. The provisions of this Agreement shall not be waived, modified or amended, except by a subsequent writing signed by both parties.

                 11.7 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, USA.

                 11.8 Standard of Dealing. The parties shall perform such further acts and deeds as shall be necessary to effectuate the purposes of this Agreement and shall, in their respective performance hereunder, at all times deal with the utmost good faith with each other.

                 11.9 Payments. All payments of any and every kind under this Agreement shall be made in United States currency. All royalty and other payments hereunder shall be net of all taxes, fees, charges, duties or other deductions, which shall be borne solely by Operator without any diminution of the amounts specified under this Agreement to be paid to Licensor.

                 11.10 Mail and Courier Service. Wherever in this Agreement reference is made to United States certified mail, the same for the purpose of this Agreement shall be construed to mean any responsible international air courier service with normal delivery within forty-eight hours, utilizing a delivery receipt system for verifying to the sender the fact and time of delivery.

                 11.11 Remedies not Cumulative. No right or remedy herein conferred upon or reserved to either party is exclusive of any other right or remedy herein or by law or equity provided or permitted, except as provided in Paragraph 11.2 above, but otherwise each shall be cumulative of every right or remedy given hereunder. In addition to whatever remedy or remedies a party may have by way of damages for violation of the provisions of this Agreement and/or expiration or termination of the same, such party shall also have the right to injunctive relief to enforce the provisions of this Agreement upon an arbitration award.

                 11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which shall constitute one and the same agreement.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

   SPRAYROQ, INC.                          PER AARSLEFF A/S

   By:  ___________________________        By:  ___________________________

   Title: Vice President/General Mgr.      Title: Director

   Date:___________________________        Date:___________________________